Exhibit 23.1
MICHAEL POLLACK CPA
46 EQUESTRIAN LANE
CHERRY HILL, NJ 08003
Consent of Independent Registered Certified Public Accountants
June 13, 2007
InferX Corporation
1600 International Drive
Suite 110
McLean, VA 22102-4860
I consent to the inclusion in Amendment No. 3 to the Registration Statement on Form SB-2 of InferX Corporation, my audit report for InferX Corporation (the “Company”) for the years ended December 31, 2006 and 2005 dated February 16, 2007, except for Note 13, which is dated May 24, 2007, and my review report for the Company for the three months ended March 31, 2007 and 2006 dated May 7, 2007, except for Note 13, which is dated May 24, 2007.
Respectfully submitted,
/s/ Michael Pollack CPA
Michael Pollack CPA
Cherry Hill, NJ